[PULASKI FINANCIAL CORP. LETTERHEAD]


       PULASKI FINANCIAL REPORTS A $5.2 MILLION AFTER-TAX LOSS ON SALE OF FANNIE MAE PREFERRED STOCK; HAS BEEN AND EXPECTS TO REMAIN "WELL-CAPITALIZED"

ST. LOUIS, MISSOURI, SEPTEMBER 9, 2008 -- Pulaski Financial Corp. (Nasdaq GS:
PULB) (the "Company") announced today that it sold its entire portfolio of Fannie Mae preferred stock at an after-tax loss of $5.2 million, or $0.51 per diluted share. In its Form 10-Q for the quarter ended June 30, 2008, the Company disclosed that it held 350,000 shares of Fannie Mae 8.25% Series S fixed-rate preferred stock, classified as available for sale, with a total amortized cost of $8.9 million and a total market value of $8.0 million. Management determined that the decline in value at June 30, 2008 was not other than temporary. However, since June 30, 2008, the estimated fair market value of these securities has declined significantly. The announcement on September 7, 2008 that the Treasury Department was placing Fannie Mae into conservatorship and eliminating dividends on its common and preferred securities caused the market value of these securities to fall to minimal levels. Management determined these securities no longer met the Company's investment criteria.

Management expects that the capital ratios of the Company's subsidiary bank (Pulaski Bank) will remain above the amounts necessary to be categorized as "well-capitalized" under current regulatory requirements at September 30, 2008.

Pulaski Financial Corp., operating in its 86th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail and commercial banking products through twelve full-service branch offices in St. Louis and three loan production offices. The company's website can be accessed at www.pulaskibankstl.com.
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THIS NEWS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS ABOUT PULASKI FINANCIAL
CORP., WHICH THE COMPANY INTENDS TO BE COVERED UNDER THE SAFE HARBOR PROVISIONS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS THAT ARE NOT HISTORICAL OR CURRENT FACTS, INCLUDING STATEMENTS ABOUT BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS COVER, AMONG OTHER THINGS, ANTICIPATED FUTURE REVENUE AND EXPENSES AND THE
FUTURE PLANS AND PROSPECTS OF THE COMPANY. THESE STATEMENTS OFTEN INCLUDE THE WORDS "MAY," "COULD," "WOULD," "SHOULD," "BELIEVES," "EXPECTS," "ANTICIPATES," "ESTIMATES," "INTENDS," "PLANS," "TARGETS," "POTENTIALLY," "PROBABLY," "PROJECTS," "OUTLOOK" OR SIMILAR EXPRESSIONS. YOU ARE CAUTIONED THAT FORWARD-LOOKING STATEMENTS INVOLVE UNCERTAINTIES, AND IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED, INCLUDING CHANGES IN GENERAL BUSINESS AND ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, LEGAL AND REGULATORY DEVELOPMENTS, INCREASED COMPETITION FROM BOTH BANKS AND NON-BANKS, CHANGES IN CUSTOMER BEHAVIOR AND PREFERENCES, AND EFFECTS OF CRITICAL ACCOUNTING POLICIES AND JUDGMENTS. FOR DISCUSSION OF THESE AND OTHER RISKS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM EXPECTATIONS, REFER TO OUR ANNUAL REPORT ON FORM 10-K AND OUR QUARTERLY REPORTS ON FORM 10-Q ON FILE WITH THE SEC, INCLUDING THE SECTIONS ENTITLED "RISK FACTORS." THESE RISKS AND UNCERTAINTIES SHOULD BE CONSIDERED IN EVALUATING FORWARD-LOOKING STATEMENTS AND UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH STATEMENTS. FORWARD-LOOKING STATEMENTS SPEAK ONLY
AS OF THE DATE THEY ARE MADE, AND THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THEM IN LIGHT OF NEW INFORMATION OR FUTURE EVENTS.

FOR ADDITIONAL INFORMATION CONTACT:
Ramsey Hamadi                                     Dave Garino or Dan Callahan
Chief Financial Officer                           Fleishman-Hillard, Inc.
Pulaski Financial Corp.                           (314) 982-0551
(314) 878-2210 Ext. 3825